UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2022

GRAPHITE BIO, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40532	84-4867570
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Graphite Bio, Inc.

201 Haskins Way, Suite 210

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 484-0886

(Telephone number, including area code, of agent for service)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GRPH	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2022, Graphite Bio, Inc. (the “Company”) announced the hiring and appointment of Alethia Young as Chief Financial Officer. Ms. Young is expected to join the Company on April 1, 2022, and is also expected to be appointed as the Company’s principal financial officer and principal accounting officer effective upon the commencement of her employment as Chief Financial Officer.

Ms. Young, age 43, has more than 20 years of experience in healthcare and biotech equity research and investing. Prior to joining Cantor Fitzgerald in 2018, Ms. Young held senior biotech analyst positions at Credit Suisse and Deutsche Bank. Earlier in her career, she was a research policy analyst and president at Marwood Group, providing healthcare-focused advisory services to institutional investors. She began her career at J.P. Morgan in the investment banking and asset management divisions. She earned a B.A. in economics and Spanish from Duke University. She currently serves on the board of directors for BUILD NYC.

The Company entered into a letter agreement, dated October 25, 2021, with Ms. Young (the “Offer Letter”). Pursuant to the terms of the Offer Letter, Ms. Young’s base salary will be $450,000 per year. Ms. Young’s annual targeted cash bonus will be calculated at 40% of her base salary, with any bonus payments dependent on the Company’s pre-established performance goals and pro-rated for any partial calendar year of employment. Additionally, pursuant to the Offer Letter, the Company has agreed to provide Ms. Young with (i) a one-time signing bonus in the amount of $170,000, payable within 30 days after Ms. Young’s employment start date and (ii) quarterly relocation assistance payments in the amount of $50,000 per quarter, payable quarterly in arrears, for a period of 12 months after Ms. Young’s employment start date.

Ms. Young will also be eligible to receive an initial stock option grant to purchase 350,000 shares of the Company’s common stock, which vests with respect to 25% of the underlying shares of the Company’s common stock on the date 12 months after her start date and in monthly installments thereafter for the next three years, subject to Ms. Young’s continuous service with the Company through each applicable date. In addition, Ms. Young will be eligible to participate as a Tier 2 officer pursuant to the Company’s Executive Severance Plan (the “Severance Plan”).

Ms. Young will also be eligible to participate in the employee benefit plans and programs generally available to the Company’s employees. The Offer Letter provides that Ms. Young’s employment with the Company is at-will.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of (i) the Offer Letter, which will be filed as an exhibit to the Company’s Form 10-K for the year ended December 31, 2021 and (ii) the Severance Plan, which is filed as Exhibit 10.17 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-256838), both of which are incorporated by reference herein.

There is no arrangement or understanding between Ms. Young and any other person pursuant to which Ms. Young was appointed as Chief Financial Officer. Furthermore, there are no transactions between Ms. Young (or any member of her immediate family) and the Company (or any of its subsidiaries) that would be required to be reported under Item 404(a) of Regulation S-K.

Effective as of April 1, 2022, Philip P. Gutry, who is currently serving as Chief Business Officer, Head of Finance & Investor Relations, principal financial officer and principal accounting officer of the Company, will resign from his positions as the Company’s Head of Finance & Investor Relations, principal financial officer and principal accounting officer and will continue to serve as Chief Business Officer.

The Company issued a press release announcing Ms. Young’s appointment on March 2, 2022. A copy of the press release is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated March 2, 2022 entitled “Graphite Bio Appoints Alethia Young as Chief Financial Officer.”
104	Cover Page Interactive Data (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Graphite Bio, Inc.

Date: March 2, 2022	By:	/s/ Josh Lehrer
Josh Lehrer
Chief Executive Officer